Exhibit 99.1

For More Information, Contact:

James E. Fickenscher/CFO	William Q. Sargent Jr./ VP IR
Auxilium Pharmaceuticals, Inc.	Auxilium Pharmaceuticals, Inc.
(484) 321-5900	(484) 321-5900
jfickenscher@auxilium.com	wsargent@auxilium.com

Auxilium Pharmaceuticals, Inc. Announces Issuance of Patent for Clostridial Collagenase

XIAFLEX® Expected to Have Patent Protection through 2028

MALVERN, PA (October 12, 2010) — Auxilium Pharmaceuticals, Inc. (NASDAQ: AUXL), a specialty biopharmaceutical company, today announced that the United States Patent and Trademark Office (“USPTO”) issued U.S. Patent No. 7,811,560 claiming, among other things, purified collagenase, the active component in Auxilium’s product XIAFLEX® (collagenase clostridium histolyticum). The patent entitled “COMPOSITIONS AND METHODS FOR TREATING COLLAGEN-MEDIATED DISEASES” is expected to expire in July 2028. The Company also announced that it has filed continuation applications with the USPTO, which, if granted, may expand the scope of patent claims covering XIAFLEX.

The patent’s independent claims recite a drug product, a process for producing the drug product, and pharmaceutical formulations comprising the drug product. The claimed drug product consists of isolated and purified clostridial collagenase I and II, with a mass ratio of about 1:1, and purity of at least 97% as measured by reverse phase high-performance liquid chromatography. The process claims include processes for making the drug product. The pharmaceutical formulation claims recite the drug product with appropriate excipient(s). Dependent claims recite particular additional components of the drug product and pharmaceutical formulations, as well as additional process steps.

“We are very pleased that XIAFLEX now has patent protection which we expect will expire in July 2028,” said Armando Anido, Chief Executive Officer and President of Auxilium Pharmaceuticals. “With one approved indication for XIAFLEX, a second in late-stage clinical trials, and many more potential indications in the pipeline, we believe that extending our patent protection for the next 18 years is an important accomplishment.”

About Auxilium

Auxilium Pharmaceuticals, Inc. is a specialty biopharmaceutical company with a focus on developing and marketing products to predominantly specialist audiences, such as urologists, endocrinologists, certain targeted primary care physicians, hand surgeons, subsets of orthopedic, general, and plastic surgeons who focus on the hand, and rheumatologists. Auxilium markets XIAFLEX® (collagenase clostridium histolyticum) for the treatment of adult Dupuytren’s contracture patients with a palpable cord and Testim® 1%, a topical testosterone gel, for the treatment of hypogonadism. Auxilium has four projects in clinical development. XIAFLEX is in phase III of development for the treatment of Peyronie’s disease and is in phase II of development for treatment of Frozen Shoulder syndrome (Adhesive Capsulitis). Auxilium’s transmucosal film product candidate for the treatment of overactive bladder (AA4010) and its fentanyl pain product using its transmucosal delivery system are in phase I of development. The Company is currently seeking a partner to further develop these product candidates. Auxilium has rights to additional pain products and products for hormone replacement and urologic disease using its transmucosal film delivery system. Auxilium also has options to all indications using XIAFLEX for non-topical formulations. For additional information, visit http://www.auxilium.com.

AUXILIUM SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This release contains “forward-looking-statements” within the meaning of The Private Securities Litigation Reform Act of 1995, including statements regarding the duration of any patent protection afforded the Company resulting from the Company’s U.S. Patent No. 7,811,560 (the ‘560 patent); the expiration of the ‘560 patent; the potential expansion of the ‘560 patent claims resulting from any of the Company’s continuing patent applications; the potential for XIAFLEX to be used in multiple indications; and products in development for Frozen Shoulder syndrome, overactive bladder, pain, hormone replacement and urologic disease. All statements other than statements of historical facts contained in this release, including but not limited to, statements regarding future expectations, plans and prospects for the Company, statements regarding forward-looking financial information and other statements containing the words “believe,” “appears,” “may,” “could,” “will,” “estimate,” “continue,” “anticipate,” “intend,” “should,” “plan,” “expect,” and similar expressions, as they relate to the Company, constitute forward-looking statements. Actual results may differ materially from those reflected in these forward-looking statements due to various factors, including further evaluation of clinical data, results of clinical trials, the performance of third-party service providers, decisions by regulatory authorities regarding whether or when to proceed to the next phase of clinical trials, general financial, economic, regulatory and political conditions affecting the biotechnology and pharmaceutical industries and those discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 under the heading “Risk Factors,” and in Auxilium’s Quarterly Report on Form 10-Q for the period ended June 30, 2010, which are on file with the Securities and Exchange Commission (the “SEC”) and may be accessed electronically by means of the SEC’s home page on the Internet at http://www.sec.gov or by means of the Company’s home page on the Internet at http://www.auxilium.com under the heading “For Investors — SEC Filings.” There may be additional risks that the Company does not presently know or that the Company currently believes are immaterial which could also cause actual results to differ from those contained in forward-looking statements. Given these risks and uncertainties, any or all of the forward-looking statements contained in this release may prove to be incorrect. Therefore, you should not rely on any such factors or forward-looking statements.

In addition, forward-looking statements provide the Company’s expectations, plans or forecasts of future events and views as of the date of this release. The Company anticipates that subsequent events and developments will cause the Company’s assessments to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s assessments as of any date subsequent to the date of this release.

Contacts:

James E. Fickenscher/CFO

Auxilium Pharmaceuticals, Inc.

(484) 321-5900

jfickenscher@auxilium.com

William Q. Sargent Jr./ VP IR

Auxilium Pharmaceuticals, Inc.

(484) 321-5900

wsargent@auxilium.com

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